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                                                                    EXHIBIT 10.5

                            SPECIFIC AGREEMENT NO. 5

              UNDER GENERAL CO-OPERATION AND DEVELOPMENT AGREEMENT,

                             DATED FEBRUARY 28, 2002

                    OZ INSTANT COMMUNICATION SOLUTION LICENSE

1     GENERAL

1.1 PARTIES. THIS SPECIFIC AGREEMENT (this "Agreement") is made and entered into this 28th day of February 2002, by and between Microcell Labs Inc. ("Microcell Labs"), a Canadian corporation with offices at 1250 Rene-Levesque Blvd West, Suite 400, Montreal, Quebec, Canada, and OZ Communications Co. ("OZ Canada") and is made under the general tems of a General Co-Operation and Development Agreement ("GCDA") entered into between OZ Canada and Microcell Labs on November 8, 2000, as amended on the date hereof.

1.2 RELATION TO THE GCDA. The terms of the GCDA shall apply to this Agreement except where they are inconsistant with the terms of this Agreement, and the defined terms used in the GCDA shall have the same meaning in this Agreement, unless the context would obviously require otherwise. For greater clarity, sections 8.8, 9, 10 and 12.4 of the GCDA shall apply to this Agreement.

1.3 SUBJECT AND PURPOSE OF THIS AGREEMENT. This Agreement sets forth the terms by which OZ Canada grants to Microcell Labs a license to use the OZ Instant Communication Solution ("ICS") software, as described in Exhibit A ("OZ Instant Communication Solution") and the rights licensed pursuant to this Agreement shall be deemed to be a Work Product for purposes of the application of the terms of the GCDA.

1.4 ADDITIONAL AGREEMENT. Integration, acceptance, installation, hosting, support and maintenance services are not included hereunder and will be provided by OZ Canada under additional specific agreement(s) to Microcell Labs. Any such services will be made available by OZ Canada at reasonable and competitive rates, which would be mutually agreed to. The licenses granted herein are expressly conditioned upon the purchase by Microcell Labs of annual support and maintenance contracts and upon the full and timely payment therefore.

2     DEFINITIONS

2.1 "Client Program" shall mean the proprietary OZ Instant Communication Solution application software modules residing on access devices as described in Exhibit A.

2.2   "CPU" shall mean a single computer or central processing unit.


2.3 "Documentation" shall mean a written guide describing the use and operation of the Client and Server Program, together with any related supporting documentation and marketing material.

2.4 "Licensed Locations" shall mean any of Microcell Labs's premises in Canada.


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2.5   "Server Program" shall mean the proprietary OZ Instant Communication
      Solution application software modules residing on server computers as described in Exhibit A. Server Program excludes related third-party software and hardware such as, but not limited to, Microsoft Windows operating system, Oracle database management system, voice bridging equipment, etc.

3     WORK PRODUCT DESCRIPTION

3.1 Work Product, under this Agreement, shall refer to the rights to the OZ Instant Communication Solution licensed pursuant to this agreement, any addition or improvements thereto shall be dealt with under separate agreement.

4     LICENSE GRANT

4.1 OZ Canada hereby grants to Microcell Labs, and Microcell Labs hereby accepts, subject to the terms and conditions set forth in this Agreement, a non-exclusive, non-transferable (except to an Affiliate), irrevocable license to use the Server Program and Documentation and to use and distribute the Client Program, only in Canada and only for its customer base situated in Canada, the whole as set forth in this Agreement. The license granted herein shall include:

      - The right to use the licensed copies of the Server and Client Programs in executable form for internal operations on CPUs located only at Licensed Locations;

      - The right to use and copy Documentation for Microcell Labs's internal operations at Licensed Locations;

      -  The right to make backup copies of the Client and Server Programs;

      - The right to install copies of the Client and Server Programs on CPU fixed disk memory units; and

      - The right to distribute the Client Program only to Microcell Labs's Canadian customers, for their use only, by allowing download of the Client Program from Microcell Labs's Internet website or by distributing the Client Program to Microcell Labs's customers by computer discs or other means of distribution.

4.2 In accepting the license granted in this Agreement by OZ Canada, Microcell Labs agrees that it shall not attempt to disassemble or reverse engineer the Client or Server Program.

4.3 Any rights not expressly granted to Microcell Labs have been retained by OZ Canada and are not included in this license.

5     AVAILABILITY

5.1 Server Program and Client Program related to the OZ ICS base system, the OZ Communities and the OZ Push-to-Talk applications (as described in Exhibit A) will be made available to Microcell Labs upon the respective general availability ("GA") date for each of the application. OZ Canada shall deliver reasonable notice to Microcell Labs of the GA date for each application.



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6     FEES

6.1 INITIAL THREE YEARS. The license granted hereunder shall be royalty free during the initial 3 years from the GA date of the respective application, as per Section 5.1. Section 8.5 of the GCDA shall specifically not apply to this license.


6.2 AFTER THE INITIAL THREE-YEAR PERIOD. Incremental capacity required after the initial 3-year period shall be purchased under a separate agreement at competitive market prices and on competitive terms and conditions. In-use capacity will be considered "fully paid up" under section 6.1 above. For the purpose of this Section 6, "Incremental capacity" shall mean the number of registered users of each of the OZ ICS base system, the OZ Communities and the OZ Push-to-Talk applications (as described in Exhibit
      A) in excess of the In-use capacity; and "In-use capacity" shall mean that number of registered users of each of the OZ ICS base system, the OZ Communities and the OZ Push-to-Talk applications as of the termination of the initial three-year period of this Agreement. For the purposes of clarity, Incremental capacity shall be calculated individually for each of the OZ ICS base system, the OZ Communities and the OZ Push-to-Talk applications, not in the aggregate.

MICROCELL LABS INC.                       OZ COMMUNICATIONS CO.



By:  /s/ JEAN-MARC FERLAND                By:  /s/ GILLES LAPIERRE
   -----------------------------------       -----------------------------------


Title:  VP                                Title:  VP
      --------------------------------          --------------------------------



     /s/ JOCELYN COTE
   -----------------------------------
   Assistant Secretary


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                                    EXHIBIT A

                  OZ INSTANT COMMUNICATION SOLUTION DESCRIPTION

1     OZ ICS 2.0

      OZ ICS 2.0 enables mobile operators to expand their services beyond conventional telephony and to create new revenue streams from messaging and other services, by combining presence information to an advanced IM solution.

      Designed with mobility of communications and services in mind, ICS offers the end user a simple, device-independent and secure way to use several ways to communicate with people as well as accessing services:

      -  PC Client application for Windows 98, ME, NT 4.x and Windows 2000,

      - HDML (Handheld Device Mark-up Language) 3.0/3.1 client with Push capability

      -  WAP (Wireless Application Protocol) 1.2 client with Push capability

      -  Pocket PC client for Window CE 3.0

      This ensures a broad reach of wired and wireless platforms.

      A main feature of ICS is the centralised contact list. Using this, the user is able to see the Presence and Reachability status of other users and to initiate communication sessions with these users through simple click actions. Changes made to the contact list from one client are represented in others, ensuring up-to-date information available instantly.

      The contact list displays the Reachability of all contacts and what communication methods are available towards a certain contact. When the end-user has decided to communicate with someone, the client will indicate the communication methods available for this contact. The end-user then initiates communication bysimply selecting the preferred method.

      The OZ ICS system consists of client applications and the Emerald Server. Communication between the clients and the Emerald Server is carried over the IP network, either fixed or mobile. Through gateways to other systems, such as SMS-C's, and the built in WTA (Wireless Telephony Application) functions, communicationover the fixed and mobile telephony networks is provided.

      ICS comes fully equipped with advanced tools for everyday maintenance and operation of both end-users accounts and the systems behaviour (including fault management and generation of charging records and statistics).



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      ICS Communication sessions can be initiated from a PC, Pocket PC device, a
      WAP or HDML capable cell phones and a SMS enabled phone, to single
      Contacts or Groups. Messages can then be forwarded over different types of networks: wireline, wireless or IP networks.

      The communication features in ICS 2.0 are:

            -  Instant messages

            -  Chat sessions between 2 or more contacts

            -  Selective Forwarding of Chat Invitation messages

            -  Phone call

            Note: Different ICS clients offer different voice communications features based on device limitations and capabilities.


2     OZ COMMUNITIES

      OZ Communities is a mobile-centric suite of community management and group communication services that enable communities to effectively come to life over mobile networks.

      Mobile phone users, businesses, and mobile operator can easily create vibrant mobile communities and interact with community members, in real-time seamlessly across the mobile networks and the Internet.

      OZ Communities provides mobile operators with:

            - A set of truly SMS-centric features (unique SMS number for each community, easy SMS opt-in and opt-out, and 2-way SMS capabilities)

            -  SMS billing prefixes

            -  Polling request feature

            -  Seamless integration of mobile networks and Internet

            - Feature set (that can be offered to current user base over legacy terminals) nearly compliant to the group services as defined by the Wireless Village standard and includes features that exceed the standard.

      OZ Communities provides also very easy mechanisms to create or join a community, is device independent, provides real-time and intelligent delivery mechanisms based on user presence, and supports all types of mobile networks.

      The OZ Communities application can be accessed through a WAP client and a web interface that can be fully integrated into the operator's portal supporting HTML and WML. Furthermore, the application uses a 2-way SMS capability to send and receive SMS messages to mobile phones.



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3     OZ PTT

      A presence-enabled PTT application is comprised of three major components:

            - A PTT control application presenting contact and presence information to users

            -  A media bridging "conferencing system"

            -  Handsets



                       [PTT ARCHITECTURE OVERVIEW GRAPH]



      The PTT Control Application serves to organize Push to Talk groups, present information on groups and participants to users, facilitate group formation and management, and extends access to the service to multiple methods and devices. It is the control point for all PTT events, and interfaces with the Operator to authenticate service use.

      The Conferencing Media Server (CMS) operates over existing circuit switched networks without redeploying handsets. The Conferencing Media Server proposed is ReadiVoice, from Voyant Technologies, which has the ability to handle PSTN calls today, and supports IP voice streams using industry standard CODECs.

      Existing basic handsets (non-data capable, and data capable) as well as future handsets (data capable, J2ME/BREW, and future IP capable) will work with the solution.

      The cornerstone of the OZ PTT solution is the carrier-grade, standards-based OZ Server. The OZ Server architecture is modular and seamlessly blends together the main PTT control application, group management, presence, and messaging. OZ provides a variety of clients to access the PTT service, including text



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      messaging, WAP/HDML, Pocket PC, Win32 and a Web interface. The PTT solution is future-proof, as it will support next generation networks and handsets as they are introduced.

      OZ PTT offers the ability to create and manage contact lists and groups essential to a fully featured PTT solution. It enhances the notion of basic PTT with the ability to detect and see the presence of other users in a PushToTalk group (e.g. on data capable handsets) and improves the expected result for a PushToTalk session. It extends the number of devices that can be used to initiate instant communication from the handset alone, to the desktop, PDA, or browser.